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                                                                     EXHIBIT 3.9

                                   RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                       PACIFIC ENVIRONMENTAL GROUP, INC.

     Ted B. Willhite and Robert K. Wenzlau certify that:

     1. They are the President and the Secretary, respectively, of PACIFIC ENVIRONMENTAL GROUP, INC., a California corporation.

     2. The Articles of Incorporation of the corporation are amended and restated to read as follows:

                                      I.

     The name of the corporation is PACIFIC ENVIRONMENTAL GROUP, INC.

                                      II.

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

     Upon the filing of these Restated Articles of Incorporation with the California Secretary of State, each outstanding share of the common stock of the corporation shall be split and reconstituted as five shares, and the number of shares which the corporation is authorized to issue shall increase in proportion thereto from One Million (1,000,000) shares of common stock to Five Million (5,000,000) shares of common stock.

                                      IV.

     Section 4.1. Limitation of Directors' Liability. The liability of the
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directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 4.2. Indemnification of Corporate Agents. The corporation is
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authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

     Section 4.3. Repeal or Modification. No repeal or modification of Sections
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4.1 or 4.2 shall adversely affect any right of indemnification or limitation of liability of an agent of the corporation relating to acts or omissions that occur before such repeal or modification.
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     3.  The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment and restatement of Articles of Incorporation does not require shareholder approval. The only amendment herein affects a stock split and an increase in authorized shares in proportion thereto which may be adopted with approval by the Board of Directors alone pursuant to Section 902(c) of the Corporations Code.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

                              /s/ Ted B. Willhite, President
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                              Ted B. Willhite, President

                              /s/ Robert K. Wenzlau, Secretary
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                              Robert K. Wenzlau, Secretary